Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE

American Healthcare Opps Holdings, LLC (the “Company”), and Brian S. Peay (“Employee”) hereby enter into this Transition and Separation Agreement and General Release in connection with Employee’s termination of his employment with the Company (this “Agreement”):

1.
Employee’s employment with the Company will terminate effective September 30, 2026 (the “Termination Date”). From the date this Agreement is mutually executed and delivered by Employee and the Company (“Effective Date”), Employee will continue to be paid his normal wages through and including the Termination Date, as well as all accrued and unused vacation time, and unreimbursed business expenses incurred through the Termination Date. Information regarding Employee’s benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be sent to him under separate cover. Effective as of the Termination Date, Employee hereby resigns from all officer, director, manager, trustee and similar positions he holds with the Company, AHR and each of their respective subsidiaries, affiliates and joint ventures, and agrees to execute such further documents as the Company may reasonably request to evidence such resignations.

2.
Employee and Company mutually desire to bring the employment relationship to an amicable conclusion and fully and finally resolve any claims or disputes Employee may have against the Company arising from or related to his employment with and/or separation from the Company. Employee represents that he is signing this Agreement voluntarily and with a full understanding of and in agreement with its terms. By signing this Agreement, the Employee acknowledges that he shall have no entitlements to any amounts payable under the American Healthcare Opps Holdings, LLC Executive Severance and Change in Control Plan (the “Severance Plan”). Company hereby waives any notice period required under the Severance Plan for Employee to resign without Good Reason.

3.
Employee and the Company acknowledge and agree that the Company, in consideration for Employee’s execution and non-revocation of this Agreement (including all releases contained herein), shall provide the following:

a.
Consulting Period. Employee shall be provided with the opportunity to serve as a consultant with the Company beginning on the Termination Date and ending on April 15, 2027 (the “Consulting Period”) during which time he shall remain available to the Company to provide transition assistance and knowledge transfer as the Company may request from time to time, and for which Employee shall receive the amount corresponding to the unpaid portion of Employee’s 2026 Base Salary within thirty (30) days of the Termination

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Date. Additional terms regarding the performance of the Consulting Services are set forth in Section 5, below.

b.
2026 STIP Bonus Payout. The Company will pay to Employee an amount equal to 150% of Employee’s 2026 Base Salary (equivalent to $830,812.50) within thirty (30) days of the Employee’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, and in accordance with the terms contained therein. Such payment shall be in full satisfaction of any amount otherwise payable or that may become payable to Employee under the Company’s 2026 short-term incentive program.

c.
Vesting of Time-based RSUs and RSAs. Subject to Employee’s continued service during the Consulting Period, continued vesting of the annual time-based restricted stock unit awards (“RSUs”) and/or restricted stock awards (“RSAs”) granted to Employee in 2024, 2025 and 2026 (excluding the IPO Restricted Stock (as defined below)) which are scheduled to vest on or before the expiration of the Consulting Period in accordance with the vesting schedules set forth in the underlying equity award agreements, with such awards to be settled in accordance with the terms of the award agreements based on such continued service or such earlier date as required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, any portion of the RSUs and RSAs that are scheduled to vest following the conclusion of the Consulting Period shall be forfeited upon the expiration of the Consulting Period.

d.
Accelerated Vesting of Performance-based PSUs. Vesting and settlement in March 2027 of 100% of performance-based restricted stock units (“PSUs”) which would have otherwise vested in March 2027. For the avoidance of doubt, the PSUs described in the preceding sentence consist solely of the PSUs granted to Employee in 2024, and the number of such PSUs that vest shall be determined based on actual performance for the applicable performance period as certified by the Compensation Committee of the Board of Directors of AHR (and not at the target or maximum level), on the same basis and at the same time as for the Company’s continuing executive officers. Employee will not be eligible for vesting of any PSUs which would otherwise vest after March 2027.

e.
Special Accelerated Vesting of Restricted Stock. Employee entered into a Restricted Stock Award Agreement with American Healthcare REIT, Inc. (“AHR”) dated as of February 9, 2024, pursuant to which Employee was granted 148,148 shares of AHR common stock, subject to time-based vesting conditions (the “IPO Restricted Stock”). As of the Termination Date, 50% of the shares of IPO Restricted Stock vested, while the remaining 50% remains

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unvested (such unvested IPO Restricted Stock, the “Unvested Stock”). Of the Unvested Stock, 37,037 will vest on February 9, 2027, assuming the Consulting Services continue to be provided during the Consulting Period. In consideration for Employee’s execution and non-revocation of this Agreement and the performance of services during the Consulting Period, in addition to the shares that will become vested as of February 9, 2027, pursuant to Section 3.c. above, 18,519 shares of Unvested Stock shall become fully vested within thirty (30) days of the Termination Date (the “Accelerated Vesting”). All other Unvested Stock shall be forfeited as of the Termination Date.

f.
Subsidy Payment. In acknowledgment of the expenses that Employee is expected to incur with respect to continuation coverage under the Company’s medical plans pursuant to COBRA, the Company (or a parent or subsidiary thereof) will pay to Employee, within thirty (30) days of the Termination Date, a lump sum cash payment of $45,000, less applicable taxes and withholdings.

g.
Restricted Trading. From the Effective Date until the Termination Date, Employee shall be permitted to trade AHR common stock during any open trading periods (subject to any lockup, quiet periods, or other trading restrictions set forth in AHR’s insider trading policy); provided, however, such trades shall not exceed $500,000 in total proceeds.

4.
For the avoidance of doubt, Employee acknowledges and agrees that the payments and benefits provided for in this Agreement constitute his sole and exclusive entitlement to any compensation in relation to the cessation of his employment, and, further, that he is relinquishing any claim he may have to any other compensation not specifically set forth in this Agreement, including, without limitation, any claim for any annual bonus, any claim for additional equity, or any claim for severance pay under the Severance Plan.

5.
As a Consultant to the Company during the Consulting Period, you will be responsible for advising the Company in any area of your expertise at the request and direction of the Company’s Chief Executive Officer (the “CEO”) (the “Consulting Services”). You will conduct the Consulting Services remotely or at such locations to be mutually agreed upon and will exercise the highest degree of professionalism in performing the Consulting Services. During the Consulting Period, you are required to comply with all Company policies that apply to the Company’s consultants and independent contractors. The Consulting Period shall automatically terminate on April 15, 2027, or an earlier date agreed to by the parties in writing.

6.
a. Employee understands that, notwithstanding the termination of Employee’s employment, he is obligated to maintain confidential any and all privileged, confidential, and/or proprietary information of the Company, including but not limited to

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client lists, attorney work product, billing rates, budgets, client documents, or other confidential or proprietary Company or client information to which Employee had access in the performance of his job duties. Employee acknowledges and agrees to abide by the obligations under that letter agreement included as an exhibit to the Severance Plan.

b. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee (or Employee’s attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Agreement does bar any claim that Employee might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Agreement. This Agreement does not limit Employee’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Nothing in this Agreement prohibits Employee from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or sexual harassment, when Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law. Finally, nothing in this Agreement shall be construed to prohibit Employee from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other government agencies.

7.
Employee, for himself or herself and his or her heirs, successors and assigns, does hereby release, acquit and forever discharge the Company, its parent

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company, AHR, and each of the Company’s and AHR’s former and/or current owners, executives, partners, managers, attorneys, employees, agents, and related affiliates, parents, subsidiaries, or sister companies and their former and/or current owners, partners, executives, managers, attorneys, employees, and/or agents (collectively the “Released Parties”), from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages or accountings of whatever nature, whether known or unknown, which he or she or his or her heirs may have against the Released Parties based on any actions or events which occurred prior to the date he or she executes this Agreement, including but not limited to, those related to, or arising from, Employee’s separation from the Company and/or arising under the Severance Plan. This includes, but is not limited to, a release of all rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any public policy or any federal, state or other governmental statute, regulation or ordinance, and any amendments thereto (such as, but not limited to, the Fair Employment and Housing Act, Title VII, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Consumer Credit Reporting Agencies Act, the California Labor Code and governing Industrial Welfare Commission Wage Order, and/or all other laws governing persons in the State of California) (hereinafter collectively, “Claim” or “Claims”) from the beginning of time to the date of execution hereof to the fullest extent permitted by state and federal law. Employee further agrees to waive Employee’s right to any monetary or equitable recovery in connection with any federal, state, or local administrative agency’s investigation into any claims arising out of or related to his or her employment with and/or separation from employment with the Company to the fullest extent permitted by law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, or to any claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Employee and the Company or under the bylaws, operating agreement, certificate of incorporation or other similar governing document of the Company or right to coverage for third party claims under the terms of any directors and officers liability insurance policy maintained by the Company, any right to vested benefits Employee may have, if any, as of the date hereof under any applicable “employee benefit plan” (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, or any other claim that by law may not be released.

8.
It is further understood and agreed, and Employee acknowledge that Employee has been advised by legal counsel that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of

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executing the Release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the provision of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor against the Released Parties, on the date Employee executes this Agreement, and that this Agreement expressly contemplates the extinguishment of all such claims.

9.
Except as required in connection with the performance of consulting services during the Consulting Period or as otherwise approved by the General Counsel of the Company, Employee agrees to return all Company property (keys, badges, access cards, etc.) provided and/or issued to him no later than the Termination Date to the extent Employee has not already done so; provided, however, Employee shall be permitted to retain the laptop computer issued by the Company (subject to removal of any Company confidential information) and the Company issued monitors in possession of Employee. In addition, the Company shall reasonably cooperate with Employee to retain the Company-issued cell phone in possession of Employee and permit Employee to transfer the cell phone number currently assigned to such phone to a cellular carrier designated by Employee.

10.
This Agreement contains all the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements between them. Employee understands that he or she is waiving legal rights by signing this Agreement, and that he has been advised to consult, and has consulted, with an attorney and/or other persons to the full extent he wanted to do so before signing this Agreement.

11.
Any dispute regarding the validity or terms of this Agreement shall be resolved by a judicial arbitrator selected in accordance with the procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, as the exclusive remedy for any such dispute. The Agreement to Mutual Mandatory Arbitration of Disputes signed by Employee on May 7, 2024, shall continue to govern any other employment disputes in accordance with its terms.

12.
This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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13.
The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

14.
Compliance with Code Section 409A.

a.
This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or satisfy an exemption thereunder. This Agreement shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on Employee of any additional tax, penalty or interest under Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on Employee of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Agreement upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made upon a “separation from service” under Section 409A; (ii) each payment made under this Agreement shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

b.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.
Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with the Company, the Employee is a “specified employee” (as defined in Section 409A) and it is

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necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that constitute “nonqualified deferred compensation” under Section 409A until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section, then such postponed amounts will be paid in a lump sum, without interest, to Employee on the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with the Company. If Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

d.
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

15.
Counterparts and Electronic Signature. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

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COMPANY

AMERICAN HEALTHCARE OPPS HOLDINGS, LLC,

a Delaware limited liability company

By:	/s/ Jeffrey T. Hanson
Jeffrey T. Hanson, Authorized Signatory

EMPLOYEE

BRIAN S. PEAY

Signature:	/s/ Brian S. Peay
Name:	Brian S. Peay
Date signed:	9/2/2026

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Exhibit A

SUPPLEMENTAL RELEASE

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